Banc of California, Inc. Announces Date of 2015 Annual Meeting of Stockholders

IRVINE, Calif., (February 27, 2015) – Banc of California, Inc. (NYSE: BANC) announced it will hold its 2015 annual meeting of stockholders at 8:00 a.m. PT on Friday, May 15, 2015.  The meeting will be held at the Pacific Club, located at 4110 MacArthur Boulevard, Newport Beach, California.  Stockholders of record as of March 24, 2015 will be entitled to vote at the 2015 annual meeting.

About Banc of California, Inc.
Banc of California, Inc. (NYSE: BANC) has total assets over $5.5 billion and is the largest bank holding company headquartered in Orange County, CA. The Company’s principal subsidiary, Banc of California, N.A., provides banking services and loans serving the diverse needs of private businesses, entrepreneurs and homeowners. Banc of California operates over 80 offices, including 40 full-service branch locations, in California and the West.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.
Investor Relations Inquiries:	Media Inquiries:
Banc of California, Inc.	Vectis Strategies
Timothy Sedabres, (855) 361-2262	David Herbst, (213) 973-4113 x101

18500 Von Karman Ave. • Suite 1100 • Irvine, CA 92612 • (949) 236-5250 • www.bancofcal.com